Gaming Partners International Corporation Reports 2013 Fourth-Quarter and Year Results

LAS VEGAS, March 31, 2014 /PRNewswire/ -- Gaming Partners International Corporation (NASDAQ: GPIC), a leading worldwide provider of casino currency and table gaming equipment, announced financial results for the fourth quarter and year ended December 31, 2013.

During the fourth quarter ended December 31, 2013, the Company posted net income of $0.6 million, or $0.08 per basic and diluted share, compared to net income of $1.7 million, or $0.22 per basic and diluted share, for the fourth quarter of 2012. For the year ended 2013, the Company posted net income of $1.2 million, or $0.15 per basic and diluted share, compared to net income of $6.1 million, or $0.75 per basic and diluted share, for the year ended 2012. The decrease in net income for the fourth quarter and the year 2013 was caused by lower casino currency sales and higher selling and administrative expenses.

During the fourth quarter of 2013, the Company had revenues of $13.7 million, compared to revenues of $17.5 million in the fourth quarter of 2012. The primary reason for the decrease in revenues was a decrease in casino currency sales in the United States and in the Asia-Pacific region.

For the full year 2013, the Company posted revenues of $56.2 million compared to revenues of $62.9 million in the year 2012. Gross profit for the year 2013 was $17.6 million, or 31% of revenues, compared to $22.5 million, or 36% of revenues, in the same period of the prior year. The reason for the decrease in revenues in 2013 compared to 2012, was primarily related to fewer casino openings/expansions in 2013 compared to 2012.

"Our results for both the quarter and the year are disappointing," commented Greg Gronau, GPIC President and Chief Executive Officer. "While the smaller number of casino openings has certainly hurt, efforts to better balance production, develop and obtain regulatory approval for new product offerings have not progressed as quickly as we anticipated. On the positive side, we have increased revenues from sales of RFID solutions and have increased market share in cards and other consumables, a source of recurring revenue not contingent on new casino openings."

About Gaming Partners International Corporation (GPIC)

GPIC manufactures and supplies casino table game equipment to licensed casinos worldwide. Under the brand names of Paulson®, Bourgogne et Grasset® and Bud Jones®, GPIC provides casino currency such as chips, plaques and jetons; gaming furniture and table accessories; table layouts; playing cards; dice; and roulette wheels. GPIC pioneered the use of security features such as radio frequency identification device (RFID) technology in casino currency and provides RFID solutions including RFID readers, software and displays. Headquartered in Las Vegas, Nevada, GPIC also has manufacturing facilities, warehouses and/or sales offices in Beaune, France; San Luis Rio Colorado, Mexico; Atlantic City, New Jersey, Gulfport, Mississippi and Macau S.A.R., China. For additional information, please visit http://www.gpigaming.com.

Safe Harbor Statement

This release contains "forward-looking statements" based on current expectations that are inherently subject to known and unknown risks and uncertainties, such as statements relating to future share repurchases; new products; anticipated future sales or the timing thereof; fulfillment of product orders; the long-term growth and prospects of our business or any jurisdiction in which we operate; and the long term potential of the RFID casino currency solutions market and our ability to capitalize on any such growth opportunities. Actual results or achievements may be materially different from those expressed or implied. Our plans and objectives are based on assumptions involving judgments with respect to future economic, competitive and market conditions, the timing of and ability to consummate acquisitions, and future business decisions and other risks and uncertainties identified in Part I-Item 1A, "Risk Factors" of our Annual Report on Form 10-K for the period ended December 31, 2013, all of which are difficult or impossible to predict accurately and many of which are beyond our control and are subject to change. Therefore, there can be no assurance that any forward-looking statement will prove to be accurate.

GAMING PARTNERS INTERNATIONAL CORPORATION CONSOLIDATED BALANCE SHEETS December 31, (audited) (in thousands, except share amounts)
	2013	2012
ASSETS
Current Assets:
Cash and cash equivalents	$ 14,492	$ 14,038
Marketable securities	5,724	13,546
Accounts receivable, net	5,905	5,802
Inventories	7,407	7,337
Prepaid expenses	965	893
Deferred income tax asset	628	2,908
Other current assets	3,054	1,311
Total current assets	38,175	45,835
Property and equipment, net	10,996	11,190
Intangibles, net	985	540
Deferred income tax asset	3,643	3,857
Inventories, non-current	175	207
Other assets	1,475	1,653
Total assets	$ 55,449	$ 63,282

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts payable	$ 2,291	$ 2,842
Accrued liabilities	2,918	5,179
Customer deposits and deferred revenue	646	3,037
Deferred income tax liability	-	2,858
Income taxes payable	251	571
Total current liabilities	6,106	14,487
Deferred income tax liability	1,870	2,174
Total liabilities	7,976	16,661
Commitments and contingencies - see Note 10
Stockholders' Equity:
Preferred stock, authorized 10,000,000 shares, $.01 par value,
none issued and outstanding	-	-
Common stock, authorized 30,000,000 shares, $.01 par value,
8,207,077 and 7,916,094 issued and outstanding, respectively, as of December 31, 2013, and 8,207,077 and 8,045,904 issued
and outstanding, respectively, as of December 31, 2012	82	82
Additional paid-in capital	19,771	19,563
Treasury stock at cost: 290,983 and 161,173 shares	(2,262)	(1,250)
Retained earnings	28,205	27,039
Accumulated other comprehensive income	1,677	1,187
Total stockholders' equity	47,473	46,621
Total liabilities and stockholders' equity	$ 55,449	$ 63,282

GAMING PARTNERS INTERNATIONAL CORPORATION CONSOLIDATED STATEMENTS OF INCOME FOR THE YEAR ENDED DECEMBER 31, (audited) (in thousands, except per share amounts)
	2013	2012
Revenues	$ 56,173	$ 62,896
Cost of revenues	38,584	40,384
Gross profit	17,589	22,512

Marketing and sales	5,988	6,111
General and administrative	9,023	7,252
Research and development	1,959	1,989
Operating income	619	7,160
Other income, net	4	290
Income before income taxes	623	7,450
Income tax (benefit) provision	(543)	1,375
Net income	$ 1,166	$ 6,075

Earnings per share:
Basic	$ 0.15	$ 0.75
Diluted	$ 0.15	$ 0.75
Weighted-average shares of common stock outstanding:
Basic	7,942	8,122
Diluted	8,029	8,149

For Further Information Contact:

Michael D. Mann, Chief Financial Officer, Treasurer and Secretary
PH: 702.384.2425
FX: 702.384.1965

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